                                                                    EXHIBIT 11.2

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
               (in thousands except for earnings per share data)
               -------------------------------------------------


                                                      THIRD QUARTER ENDED      NINE MONTHS ENDED
                                                     ---------------------   ---------------------
                                                     APRIL 28,   APRIL 30,   APRIL 28,   APRIL 30,
                                                       1996        1995        1996        1995
                                                     ---------   ---------   ---------   ---------
Net income from continuing operations
  applicable to primary earnings per
  common share                                         $ 4,130     $ 2,573     $ 4,817     $ 7,194

Add back interest and issue expense on
  convertible debentures and notes -
  net of tax adjustment                                    283         677       1,561       2,035
                                                       -------     -------     -------     -------

Adjusted income from continuing
  operations applicable to common
  stock on a fully diluted basis                         4,413       3,250       6,378       9,229

Income from discontinued operations -
  net of taxes                                               -          87           -         922
                                                       -------     -------     -------     -------

Net income applicable to fully diluted
  earnings per share                                   $ 4,413     $ 3,337     $ 6,378     $10,151
                                                       =======     =======     =======     =======

Average number of shares outstanding on
  a fully diluted basis:

    Shares used in calculating primary earnings
      per share                                         22,312      18,198      20,168      18,141
    Unexercised options                                     24          64          92         118
    Shares issuable on conversion of debentures
      and notes                                          2,291       5,555       2,291       5,555
                                                       -------     -------     -------     -------

Average number of shares outstanding on
  a fully diluted basis                                 24,627      23,817      22,551      23,814
                                                       =======     =======     =======     =======

Fully diluted net income per share from
  continuing operations                                $  0.18     $  0.14     $  0.28     $  0.39

Income from discontinued operations -
  net of taxes                                               -           -           -        0.04
                                                       -------     -------     -------     -------

Fully diluted net income per
  average common share                                 $  0.18     $  0.14     $  0.28     $  0.43
                                                       =======     =======     =======     =======

Note:

Fully diluted net income per average common share is not presented in the Company's Consolidated Statements of Operations for the nine months period ending April 28, 1996, as the effect of the assumed conversion of the Company's convertible debentures and notes was anti-dilutive.

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